CONVERSION AGREEMENT
                              --------------------

         This Conversion Agreement (this "Agreement"), dated as of October 16, 2003, by and between NuWay Medical, Inc. (the "Company"), on the one hand, and New Millennium Capital Partners LLC ("New Millennium") and Dennis Calvert (collectively, New Millennium, its assignee, if any, and Dennis Calvert are referred to herein as the "Holder"), on the other hand.

         WHEREAS, the Holder holds a $1,120,000 promissory note (the "Note"), which note has been assumed by the Company; and

         WHEREAS, the Company has defaulted on a $100,000 principal payment on the Note that was due on October 1, 2003, which default has accelerated payments due under the Note; and

         WHEREAS, pursuant to discussions between the Holder and a Committee appointed by the Company's Board of Directors, and in order to accommodate the Company's working capital needs, the Holder has agreed to convert the Note, including accrued interest thereon, into shares of the Company's common stock on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, BE IT RESOLVED, in consideration of the undertakings hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1. Conversion. Upon receipt by the Holder of a notice from the Company that the Company has obtained the Requisite Disinterested Stockholder Approval (as defined below), the Holder shall convert the outstanding principal due under the Note, together with any interest accrued thereon through the date of conversion, into shares of the Company's common stock, at the rate of $0.036 per share (the "Conversion"). As soon as practicable after sending such notice, the Company shall issue to the Holder a certificate for the number of shares of the Company's common stock to which the Holder is entitled. The Conversion shall be considered payment in full by the Company of the Note. The Holder shall deliver the Note to the Company for cancellation. The term "Requisite Disinterested Stockholder Approval" means the approval of the Conversion by the majority of the shares of the Company's voting stock (excluding any shares held by the Holder and its affiliates) present in person or represented by proxy at a stockholders meeting duly held and noticed.

SECTION 2. Special Meeting. The Company agrees to use commercially reasonable efforts to notice and hold a special meeting of its stockholders to approve the Conversion.

SECTION 3. Termination. This Agreement will terminate in the event the Company does not obtain the Requisite Disinterested Stockholder Approval by March 1, 2004.

SECTION 4. Miscellaneous.

         4.1 Waiver. No purported waiver by either party or any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the


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waiving party. No such waiver shall, in any event, be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

         4.2 Entire Agreement. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either party to this Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the parties to be charged.

         4.3 Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall be interpreted according to the application of the rules of interpretation for arms' length agreements.

         4.4 No Partnership. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership.

         4.5 Successors. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered.

         4.6 Notice of Procedure. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and be deemed to have been properly given only when delivered in person or by telecopy or other facsimile transmission (followed with hard copy sent by prepaid courier service), addressed to the following:

                If to the Holder                New Millennium Capital Partners
                                                23461 South Pointe Drive
                                                Suite 200
                                                Laguna Hills, California 92653
                                                Telephone: 949 454-9011
                                                Fax: 949 454-9066
                If to the Company               NuWay Medical, Inc.
                                                23461 South Pointe Drive
                                                Suite 200
                                                Laguna Hills, California 92653
                                                Attn: President
                                                Telephone: 949 454-9011
                                                Fax: 949 454-9066


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

Notice of change of address will be effective only upon receipt.

         4.7 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

         4.8 Partial Invalidity. If any term or provision of this Agreement, or the application thereof to any person, firm, corporation or other entity or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, firms, corporations or other entities or circumstances other than those as to which it is held invalid, shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         4.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing one or more counterparts.

         4.10 Third Parties. Nothing herein express or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their respective heirs, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         4.11 Governing Law. This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Delaware applicable to agreements to be performed in the State of Delaware.

         4.12 Further Assurances. If, at any time, either of the parties hereto shall consider or be advised that any further documents are necessary or desirable to carry out the provisions hereof, the appropriate party or parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such other documents and do, or cause to be done, all things necessary or proper to fully carry out the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                       NUWAY MEDICAL, INC.


                                       By:
                                          -----------------------------------
                                          Joseph Provenzano, Vice President


                                       -------------------------------------
                                       Dennis Calvert, individually



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                                       NEW MILLENIUM CAPITAL PARTNERS, LLC

                                       By:
                                          ---------------------------------
                                       Name:  Dennis Calvert
                                       Title: Manager





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